UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) October 27, 2004

AGILENT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15405	77-0518772
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 Page Mill Road, Palo Alto, California 94306

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (650) 752-5000

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On October 27, 2004, Agilent Technologies, Inc. (“Agilent”) entered into an Asset Purchase Agreement (the “Agreement”) with Flextronics Sales and Marketing (A-P) Ltd. (“Flextronics”) pursuant to which Agilent agreed to sell certain assets of its camera module business (the “Business”), and Flextronics agreed to assume certain liabilities of the Business, including contractual and warranty obligations. Under the terms of the Agreement, Agilent will provide a non-exclusive license to the intellectual property related to the Business.

Under the terms of the Agreement, Flextronics will pay to Agilent (a) the net book value of the fixed assets of the Business as of the closing of the transaction (the “Closing”), (b) the net book value of the saleable inventory of the Business as of the Closing, (c) $12 million in cash and (d) up to $13 million in revenue-based milestone payments. Currently, the net book value of the fixed assets of the Business is approximately $14 million and the net book value of the inventory of the Business is approximately $41 million. The net book value of the fixed assets will be paid at Closing. The net book value of the saleable inventory will be paid on a quarterly basis in an amount equal to the inventory used by Flextronics during such quarter but in any event will be due in full by December 31, 2005. The $12 million in cash will be payable in twelve equal installments on a quarterly basis. The milestone payments, if any, shall be paid on an annual basis for three years.

The transaction is subject to antitrust approvals and other customary closing conditions. As part of the transaction, Agilent has agreed not to compete for a period of three years in the business of camera module products that are configured and intended for inclusion in a personal, portable, handheld device for human voice communication over a cellular network.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGILENT TECHNOLOGIES, INC.

By:	/s/ Marie Oh Huber
Name:	Marie Oh Huber
Title:	Vice President, Assistant Secretary and Assistant General Counsel

Date: October 28, 2004